Exhibit 99

     Hutchinson Technology Expects Fiscal Second Quarter Earnings
                      Per Share of $0.30 to $0.33

    HUTCHINSON, Minn.--(BUSINESS WIRE)--April 2, 2004--Hutchinson Technology Incorporated (Nasdaq:HTCH) said today that it expects earnings per share for its fiscal 2004 second quarter ended March 28, 2004 to be between $0.30 and $0.33. The company estimates it shipped 127 million suspension assemblies during the quarter and had approximately $113 million in revenue.
    "As we reported in early March, shipment volumes and average selling prices matched our expectations during the first two months of the quarter, but demand began to weaken in March and declined even more sharply in the final weeks of the month," said Wayne M. Fortun, Hutchinson Technology's president and chief executive officer. "We believe the demand downturn we experienced late in the quarter results from lower build schedules among some of our major customers as they manage down inventories."
    The company plans to report its second quarter results on Thursday, April 22, 2004, after market close and will provide further commentary on its second quarter performance and fiscal 2004 outlook at that time.
    In the comparable fiscal 2003 quarter, the company shipped approximately 130 million suspension assemblies and reported net income of $14.4 million, or $0.50 per diluted share, on net sales of $124.9 million.
    Hutchinson Technology is the leading worldwide supplier of suspension assemblies for disk drives. Hutchinson Technology's BioMeasurement Division provides health professionals with simple, accurate methods to measure the oxygen in tissue.

    This announcement contains forward-looking statements regarding the company's results of operations. The company does not undertake to update its forward-looking statements. These statements involve risks and uncertainties. The company's actual results could differ materially from those anticipated in these forward-looking statements as a result of the company's routine accounting procedures and reviews and other factors described from time to time in the company's reports filed with the Securities and Exchange Commission.

    CONTACT: Hutchinson Technology, Hutchinson
             Media Contact:
             Connie Pautz, 320-587-1823
             or
             Investor Contact:
             Darlene Polzin, 320-587-1605